Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in this Annual Report (Form 10-K) of Pegasystems Inc. of our report dated February 24, 1997, included in the 1996 Annual Report to Stockholders of Pegasystems Inc.

         Our audits also included the financial statement schedule of Pegasystems Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

         We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-09305) pertaining to the Amended and Restated 1994 Long-Term Incentive Plan, the 1996 Employee Stock Purchase Plan, and the 1996 Non-Employee Director Stock Option Plan, of Pegasystems Inc. of our report dated February 24, 1997, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) for the year ended December 31, 1996 of Pegasystems Inc.


                                                              ERNST & YOUNG LLP


Boston, Massachusetts
March 26, 1997